Exhibit 10.21

JOINT VENTURE AGREEMENT

This Agreement is made as of this 2 day of August, 2011 by and among:

a.	TODOPROMO, S.A. DE C.V., herein represented by Mr. Juan Francisco Medina Domenzain;
b.	SEPEME, S.A. DE C.V., herein represented by Mr. Julio César Hernández Vanegas;
c.	TOP PROMOSERVICIOS, S.A. DE C.V., herein represented by Mr. Juan Francisco Medina Domenzain;
d.
CONAPAD, S.C., herein represented by Mr. Julio César Hernández Vanegas (with TODOPROMO, S.A. DE C.V., SEPEME, S.A. DE C.V., and TOP PROMOSERVICIOS, S.A. DE C.V., hereinafter collectively referred to as “TODOPROMO”);

e.	Mr. Juan Francisco Medina Domenzain, on his own behalf;
f.	Mr. Juan Francisco Medina Staines, on his own behalf;
g.	Mr. Jorge Carlos Medina Staines, on his own behalf;
h.
Mr. Julio César Hernández Vanegas, on his own behalf (with Messrs. Juan Francisco Medina Domenzain, Juan Francisco Medina Staines and Jorge Carlos Medina Staines, hereinafter collectively referred to as the “TODOPROMO’s Shareholders”); and

i.	SPAR Group International, Inc., its subsidiaries and affiliates, herein represented by Mr. James Richard Segreto (hereinafter “SPAR”).

WITNESSETH THAT:

WHEREAS, TODOPROMO, S.A. DE C.V. is a corporation duly incorporated and existing pursuant to the laws of the Mexican United States as evidenced in notarial deed number 29,056 dated June 28, 2001, issued by Notary Public number 64 for Naucalpan de Juarez, Mr. Alvaro Villalba Valdes and registered at the Public Registry of Commerce under number GDF 0221243 and its representative has sufficient authority to enter into this Agreement as evidenced in notarial deed number 32,400 dated December 8, 2003, issued by the aforementioned Notary Public; and that his authority has neither been revoked nor modified in any way whatsoever;

WHEREAS, SEPEME, S.A. DE C.V. is a corporation duly incorporated and existing pursuant to the laws of the Mexican United States as evidenced in notarial deed number 29,967 dated April 16, 2002, issued by the same Notary Public as mentioned above and registered at the Public Registry of Commerce under number GDF 0137447 and its representative has sufficient authority to enter into this Agreement as evidenced in notarial deed number 31,801 dated July 4, 2003, issued by the same Notary Public; and that his authority has neither been revoked nor modified in any way whatsoever;

WHEREAS, TOP PROMOSERVICIOS, S.A. DE C.V. is a corporation duly incorporated and existing pursuant to the laws of the Mexican United States as evidenced in notarial deed number 50,789 dated September 27, 2005, issued by Notary Public number 133 for the Federal District, Mr. Hector Guillermo Galeano Inclán and registered at the Public Registry of Commerce of  under number 386103 and its representative has sufficient authority to enter into this Agreement as evidenced in the same notarial deed; and that his authority has neither been revoked nor modified in any way whatsoever;

WHEREAS, CONAPAD, S.C. is a corporation duly incorporated and existing pursuant to the laws of the Mexican United States as evidenced in notarial deed number 33,018 dated June 8, 2004, issued by the Notary Public mentioned in the first recital and registered at the Public Registry of Commerce under number 229444 and its representative has sufficient authority to enter into this Agreement as evidenced in the same notarial deed; and that his authority has neither been revoked nor modified in any way whatsoever;

WHEREAS, TODOPROMO is engaged in the retail solution businesses in Mexico, having a wide range of clients and also having various knowledge and human resources with respect to the retailing businesses in Mexico;

WHEREAS, SPAR is a company organized and existing under the laws of the State of Nevada, United States of America;

WHEREAS, SPAR is engaged in the retail solution businesses in the USA, having computer software useful for agency, assistance, instruction and reporting of storefront activities and also having operational know-how with respect to such software; and

WHEREAS, TODOPROMO and SPAR are desirous of organizing a corporation to jointly conduct retail solution businesses in Mexico (hereinafter called “Territory”).

NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, the parties hereto agree as follows:

CHAPTER I: ORGANIZATION OF THE NEW COMPANY

Article 1.	Establishment

Promptly after the effective date of this Agreement, the parties hereto shall cause a new company to be organized under the laws of Territory (hereinafter called “New Company”).  Upon formation, New Company shall become a party to this Agreement.

Article 2.	Business Purposes

The business purposes of the New Company shall consist of the following:

1.	Provide retail merchandising and product demonstration services;

2.	Agency, assistance, instruction and report of storefront sales activities;

3.	Implementation of market research and analysis of results thereof;

4.	Assembly of setups used for sales promotion;

5.	Consulting regarding store management;

6.	Development and sale of management system regarding retailing;

7.	Designing and sale of database; and

8.	Any and all businesses incidental or relating to any of the foregoing.

Article 3.	Trade Name

The New Company shall be named in Territory as “SPAR TODOPROMO, SAPI, de CV.” or a similar mutually agreed upon name.

Article 4.	Location

The New Company shall have its main office Miguel Noreña 39, San Jose Insurgentes, Mexico 03900.

Article 5.	Articles of Incorporation

The Articles of Incorporation of the New Company shall be substantially in the form attached hereto as Exhibit A.

Article 6.	Capital

The total number of shares which New Company authorized to issue shall be Five thousand shares without par value resulting in a total Capital contribution at closing of $50,000 Pesos.  At the time of establishment of New Company, shares shall be issued and fully subscribed by the parties hereto as follow:

*	2,550- Shares or 51%, SPAR;

*	2,450- Shares or 49%, TODOPROMO’s Shareholders, as follows:

*       950 Shares or 19%                                Juan Francisco Medina Domenzain

*       500 Shares or 10%                                Juan Francisco Medina Staines

*       500 Shares or 10%                                Jorge Carlos Medina Staines

*       500 Shares or 10%                                Julio César Hernández Vanegas

 All the shares to be issued by New Company shall be without par value and ordinary shares.

Article 7.	Increase of Capital

In case of capital increase of the New Company after its establishment, TODOPROMO and SPAR shall have the preemptive right to new shares to be issued for such capital increase in proportion to their respective shareholdings in the New Company.

Article 8.	Payment

Each of the parties hereto shall pay in Pesos and in cash the amount equivalent to its subscribed shares at par value upon issuance of the shares of New Company.

CHAPTER II: PREPARATION OF ESTABLISHMENT OF THE NEW COMPANY

Article 9.	Preparation of Establishment of the New Company

Each party shall take its role as described below for the preparation of the commencement of New Company’s business.  Any expenses and costs necessary for such preparation shall be borne by each party.

A.      SPAR shall,

Enter into with New Company a software license agreement in the form attached hereto as Exhibit B (the “License Agreement”).

For reference, the License Agreement includes the obligations of SPAR to:

1.	Localize and set up software provided by SPAR to work in Territory;

2.	Consult on the organization of merchandising services;

3.	Train the New Company’s personnel in how to operate the merchandising software; and

4.	Give advice on budgeting and development of each business plan.

B.      TODOPROMO shall,

1.	Arrange to transfer all client contracts to New Company as of this Agreement;
2.
Transfer over all appropriate staff and merchandisers/demonstrators free and clear of any Government/employee claims for benefits (including but not limited to accrued but not paid severance expense); and

3.	Set up confirm fast Internet connections for accessing reports and systems.

CHAPTER III: GENERAL MEETING OF SHAREHOLDERS

Article 10.	Annual and Extraordinary General Meeting

The Annual Meeting of Shareholders shall be convened by resolution of the Board of Directors and held in Territory or any other vicinal place within 3 months from the last day of each accounting period of New Company.

An Extraordinary General Meeting of the Shareholders may be convened by a resolution of the Board of Directors whenever deemed necessary.

Article 11.	Quorum

Except as expressly otherwise provided in the Articles of Incorporation of New Company a quorum of the Annual Meeting of Shareholders shall be the shareholders present either in person or by proxy representing at least 51% of all the paid share capital of New Company.

Article 12.	Resolution

Except as expressly otherwise provided in the Articles of Incorporation of New Company, this Agreement and all resolutions of the Annual Meeting of Shareholders shall be adopted by the affirmative vote of Shareholders holding at least 51% of the shares present or represented at meeting for which there is quorum.

Article 13.	Important Matters

In addition to such matters as required by the Articles of Incorporation of New Company or the General Law of Business Organizations or the Stock Exchange Law, any resolutions of the following matters by the Annual Meeting of Shareholders require the affirmative vote of at least two-thirds of the votes of the shareholders present:

1.	Any amendment or modification of the Articles of Incorporation;

2.	Increase or decrease in the authorized capital or paid-in capital;

3.	Issuance of new shares or any other kind of equity securities or instruments convertible into equity securities or the decision to undertake a Public Offering (as defined on Article 32 below);

4.	Issuance of debentures;

5.	Transfer of any part or whole of business;

6.	Any and all matters relating to dividends of New Company;

7.	Dissolution or amalgamation; and

8.	Change in number or length of tenure of Directors.

CHAPTER IV: BOARD OF DIRECTORS, OFFICERS AND ORDINARY MEETINGS OF THE BOARD OF DIRECTORS

Article 14.	Election of Directors

The Board of Directors of the New Company shall consist of four (4) Directors; two (2) of whom shall be elected from among those appointed by TODOPROMO and two (2) of whom shall be elected from among those appointed by SPAR.  The Chairman of the Board of Directors shall be elected from the Directors by the mutual consultation of both parties.  In case of any increase or decrease in the number of Directors, the representation stipulated above shall be unchanged and pro-rata at all times.

Article 15.	Election of Officers

President & Chief Executive Officer (CEO), Vice President & Chief Operating Officer (COO), and Vice President & Chief Financial Officer (CFO) shall be nominated by TODOPROMO and appointed by the Board of directors.

Article 16.	Office of Director

The term of office of each Director shall expire at the close of the Annual Meeting of Shareholders, which relates to the closing of accounts last to occur within two (2) years from his assumption of office, provided that the Shareholders’ Meeting may approve their reelection.

Article 17.	Quorum

Each Director shall have one (1) voting right in the Board of Directors.  Except as otherwise required in the Articles of Incorporation of New Company, this Agreement or a majority of the Directors shall constitute a quorum at any meeting of the Board of Directors, and all resolutions shall be adopted by the affirmative vote of more than two-thirds of the votes of the Directors present or by proxy.

Article 18.	Ordinary Meeting of the Board of Directors

The Ordinary Meeting of the Board of Directors shall be held at least quarterly and a special meeting of the Board of Directors may be held when necessary, both of which shall be convened in accordance with the provisions of the Articles of Incorporation.  To the extent then permitted, any meeting of the Board of Directors may be held by interactive video conference or other similar electronic or telephonic means, and any action that may be taken by the Board of Directors at a meeting thereof (whether in person, video conference or by telephonic means) may be effected in lieu of such meeting by unanimous written consent resolution executed by each member of the Board of Directors.  The parties hereto confirm that the prevailing interpretation in Territory is that meetings of boards of directors may be held by interactive video conference or telephonic means. For any proposed meeting of the Board of Directors for which SPAR requests, TODOPROMO and SPAR shall cooperate to arrange for such meetings to be held by video conference.  A written record in Spanish of all meetings of the Board of Directors and all decisions together with English translation thereof shall be made as promptly as practicable after each meeting of the Board of Directors, signed or sealed by each of the Directors and kept in the records of the Company.

Article 19.	Important Matters

In addition to such matter as required by Articles of Incorporation of New Company, the following matters of the Board of Directors meeting shall require the affirmative vote of at least two-thirds of the votes of the Directors:

1.	Any proposal to the Annual Meeting of Shareholders or action by the Board of Directors for the matters as provided in Article 12 above;

2.	Any investment or commitment of New Company in amounts individually in excess of $50,000.00 USD or in the aggregate in excess of $150,000.00USD;

3.	Any loan or credit taken by New Company in amounts individually in excess of $100,000.00 USD or in the aggregate in excess of $250,000.00 USD;

4.	Execution, amendment or termination of agreements or commitments with TODOPROMO, SPAR or their subsidiaries or affiliates;

5.	Adoption or amendment of the annual budgets and business plan;

6.	Adoption or any material modification of major regulations or procedures, including any employee rules or handbook;

7.	Change of the auditing firm as provided in Article 21;

8.	Initiating or settling any litigation, arbitration or other formal dispute settlement procedures or forgiveness of any obligation owed to the New Company in excess of $20,000.00 USD;

9.	Approval of annual closing of the books of New Company and the New Company’s annual financial statements, and changing of accounting policies and practices or the New Company’s accounting periods;

10.	Establishment or amendment to the condition of employment of New Company officers;

11.
Sale or disposition of or granting a lien, security interest or similar obligation with respect to, in one or a series of related transactions of New Company or with respect to any major strategic asset of New Company that is crucial to New Company’ business;

12.	Formation of any subsidiary of New Company, entry into (or subsequent termination of) any joint venture, partnership or similar agreements;

13.	Entering into, amending or terminating any contract with/or commitment to any Director or shareholder; and

14.	Entering into any agreement or commitment to provide goods or services outside Territory.

CHAPTER V: AUDIT

Article 20.	Accounting Period

The accounting periods of New Company shall end on the 31st day of December of each year.

Article 21.	Inspection of Accounting Records and Books

The New Company shall yearly arrange an audit on the accounting records and books and shall submit a report of such audit to each of the parties hereto within thirty (30) days from the completion of the audit.

A mutually agreed upon certified public accounting firm shall be engaged by New Company.  Such accounting firm shall audit the accounting records and books of New Company and any other matters relating, directly or indirectly, to the financial condition of New Company.  Any fee for the certified public accounting firm for inspection and audit mentioned above shall be borne by New Company.  New Company shall keep true and correct accounting records and books with regard to all of its operations in accordance with generally accepted accounting principles consistently applied (“GAAP”) in Territory and as required for each Fiscal year end reporting period.  New Company will provide assistance to its certified public accounting firm in the preparation of it annual audit report in both Territory and U.S. GAAP.  All accounting records and books shall be kept ready for inspection by the parties hereto or by their authorized representative.  New Company shall cooperate with respect to each financial period to provide such information in a timely manner as required by SPAR for financial statement consolidation.

CHAPTER VI: TRANSFER OF SHARES

Article 22.	Restrictions on Transfer of Shares

Except as provided in Article 23 below and except if SPAR sells to a SPAR subsidiary or SPAR affiliate or if TODOPROMO’s Shareholders incorporate a corporation only for the purpose of holding their ownership in the New Company and transfer said shares to the new holding company owned solely by TODOPROMO or TODOPROMO’s Shareholders, neither party hereto shall, without the prior written consent of the other party, assign, sell, transfer, pledge, mortgage, or otherwise dispose of all or any part of its shares (including its right to subscribe to new shares) of the New Company to any third parties, within the first three (3) years as of the effective Date of this Agreement.

Article 23.	Preemptive Right and Options

Once the term of three (3) years as of the effective date of this Agreement has elapsed, the parties hereto can only transfer the total amount, but not less of shares owned.

A.      After three (3) years from the effective date of this Agreement, if either party hereto (hereinafter called “Selling Party”) wishes to transfer and sell all but not less than all of its shares, the Selling Party shall furnish to the other party (hereinafter called “Other Party”) a written notice of a proposed purchaser, the offered purchase price and other major terms and conditions of such proposed sale.

The Other Party shall have a right to purchase such shares by giving Selling Party a written notice of its intention to purchase the same within sixty (60) days from the receipt of Selling Party’s notice, upon the same terms and conditions as described in the Selling Party’s notice.  The Selling Party may sell such shares upon the terms and conditions as described in its notice after sixty (60) days from the date of Other Party's receipt of such notice unless Other Party gives a notice for its purchase of the shares to Selling Party. Unless agreed by the Other Party in writing, any transferee party shall be subject to this Agreement.

B.      After three (3) years from the effective date of this Agreement, either party may at any time make a written offer to buy all of the other Party’s shares in the New Company. The Other Party shall then, either accept the offer and sell all of its shares under the terms and conditions offered, or purchase the offering party’s shares at the same terms and conditions.  If the party receiving the initial offer does not respond to the initial offer within sixty (60) days, the party receiving the offer shall be deemed to have accepted the offer to sell its shares.  The parties shall cooperate to effect the closing of such purchase and sale of all of the shares of the New Company held by the Selling Party within ninety (90) days of the decision or deemed decision of the second party.  At such closing, the purchasing party shall pay to the Selling Party the purchase price in cash, and the Selling Party shall deliver to the purchasing party share certificates representing all of the Selling Party’s shares held in the New Company, free and clear of any liens.

CHAPTER VII: ROLE OF CONTRACTING PARTIES

Article 24.	Parties Contribution to the New Company

A.      Contribution of TODOPROMO:

1.
TODOPROMO shall contribute to the New Company its current client contracts (Contracts”) as specified in Exhibit C (“TODOPROMO Assets”). Parties shall agree on a transition plan with regard to the assignment of the TODOPROMO Assets to the New Company, such transition plan is also documented in Exhibit C. As of the Closing and during such transition period TODOPROMO agrees and undertakes to transfer the revenue of the TODOPROMO assets that are not yet transferred to New Company by way of a legally acceptable invoicing.

2.
TODOPROMO shall contribute to the New Company its current employees involved with both the In-Store Merchandising and Demonstration business as specified in Exhibit D (“TODOPROMO Employees”). These TODOPROMO Employees will be transferred to New Company free and clear of any Government/employee claims for benefits (including but not limited to accrued but not paid severance expense).

3.
TODOPROMO shall arrange to supply offices and facilities, staff service for general affairs and finance, and intra company network services, which are determined, at TODOPROMO’s sole discretion, necessary for the operation of New Company.

B.      Contribution of SPAR:

1.
In the first three (3) years of this agreement, SPAR will provide (in total) up to one thousand five hundred (1,500) hours of business support.  This support may be in the form of general business, consultation or programming support to modify or enhance its merchandising software.  SPAR will maintain ownership of all software.  If during the first three years of operations of New Company, support provided by SPAR exceeds one thousand five hundred (1,500) hours in total, then any additional hours will billed by SPAR to New Company at the rate of fifty five dollars USD ($55.00) per hour.  This rate may be modified annually based on published inflation rate.  New Company will be able to hire its own IT staff as appropriate.

2.
SPAR will also contribute a license to use the SPAR Software and SPAR Name for as long as SPAR holds at least 51% of the share capital of the New Company. SPAR Software will be contributed on “as is” basis.

3.	If SPAR sells its interest in New Company to a third party or to TODOPROMO, the License Agreement will be automatically terminated and the New Company shall immediately cease using the name “SPAR”.

4.
SPAR will pay either to TODOPROMO or its shareholders, by cheque or via wire transfer to the bank account specified to that effect by TODOPROMO, in exchange for the assignment of TODOPROMO Assets the following:

a.	$400,000USD on the date of signature of the Incorporation Deed of the New Company;

b.	$300,000USD twelve months after New Company is incorporated.

5.
1. BONUS PAYMENTS FOR 2011. a.- Assuming that the New Company is incorporated and starting operations by September 1, 2011, it is agreed that the executives identified in Exhibit E will only be paid the 2011 bonus of $1’300,000.00 Mexican Pesos if the reported Net EBITDA (after recording the bonus expense of the mentioned $1’300,000.00 Mexican Pesos) for the four months ended December 31, 2011 equals or exceeds $1’724,553.00 Mexican Pesos.

b.- If the EBITDA goal mentioned in (a) above is not met by December 31, 2011, it is further agreed that the 2011 Bonus Payment of $1’300,000.00 Mexican Pesos could be earned and paid if the reported Net EBITDA (after recording the bonus expense of the mentioned $1’300,000.00 Mexican Pesos) for the twelve months ended as of August 31, 2012 equals or exceeds $2’660,000.00 Mexican Pesos.

5.
2. BONUS PAYMENTS FOR 2012. a. It is agreed that the 2012 bonus payment of $1’300,000.00 Mexican Pesos will only be paid if the reported Net EBITDA (after recording the bonus expense of the mentioned $1’300,000.00 Mexican Pesos) for the twelve months ended December 31, 2012 equals or exceeds $2’660,000.00 Mexican Pesos.

Article 25.	Indemnification

TODOPROMO shall indemnify the New Company against and hold it harmless from any liabilities in connection with any transfer of the TODOPROMO Assets.

Article 26.	Actions after Completion

A.      As soon as possible after Completion, TODOPROMO shall join with the New Company in sending out notices, in a form to be agreed upon, to persons who have had dealings with TODOPROMO in connection with their merchandising and demonstration businesses, informing them of the incorporation of the New Company and the transfer of TODOPROMO Assets to the New Company.

B.      TODOPROMO, shall, where the approval, consent or agreement of a third party is not required to either (i) assign the benefit of any Contract to the New Company or (ii) transfer the whole of any Contract to the New Company, will assign to the New Company their rights, title, interest and benefit in or under each such Contract;

C.      TODOPROMO, shall, where the approval, consent or agreement of a third party is required to either (i) assign the benefit of any Contract to the New Company or (ii) transfer the whole of any Contract to the New Company, at its own expense, use all reasonable endeavors to obtain that approval, consent or agreement.

D.      It is estimated that New Company will require $1,000,000.00 USD in initial working capital and that both TODOPROMO and SPAR will contribute these funds in the form of loans to New Company based in their % ownership in New Company.  TODOPROMO may fund part of their working capital requirements with the furniture and equipment with a book value estimated at $35,000 USD.  TODOPROMO and SPAR will work to arrange for a bank loan to New Company or an alternative method of financing for working capital over time.

Article 27.	Cooperation in Financing

The New Company may borrow ($ 250,000.00 USD) when it needs additional funds, if such borrowing is approved in advance by the Board of Directors as an important matter under Article 18 above.

Article 28.	Incentive Fee

The New Company will pay the following incentive to TODOPROMO, [under a consultancy agreement or other type of arrangement]:

1.
Starting in 2011 and for the thirty six (36) months after closing, an Incentive Consulting Fee (“Cumulative Earn-out”) calculated at 50% of New Company’s EBITDA that is in excess of the Base annual EBITDA ($212,800 USD). The maximum value of the Cumulative Earn-out will be $600,000 USD.  The Cumulative Earn-out will be calculated by New Company’s outside Audit Firm based on the yearend audit reports (except in year 2014, where it will be based on an Audit Review of the financial statements as of August 31, 2014 the expected pro-rata period).

2.	Assuming New Company is operational September 1, 2011, the expected Cumulative payout will be as follows [2011 and 2014 are pro-rata calculations]:

a.	2011- 4 month (pro-rata) max Cumulative Earn-out shall be $100,000 USD

b.	2012- max Cumulative Earn-out shall be $300,000 USD

c.	2013- max Cumulative Earn-out shall be $500,000 USD

d.	2014- 8 month (pro-rata) max Cumulative Earn-out Shall be USD $600,000 USD

The Earn-out will be paid within 45 days after the issuance of the audit report by the independent auditing firm. It is considered that New Company will have a December 31 year-end. It is expected that the cash flow of the New Company will be adequate to make these payments as well as pay any taxes due. If the cash flow is not adequate in any year to make these payments and pay taxes due, then the incentive consulting fee payments will be decreased until the New Company cash flow is adequate to pay any taxes due and also pay the incentive consulting fee payment. Any amounts unpaid due to this limitation will be accrued by the New Company and paid when the cash flow is adequate.

Article 29.	Personnel

TODOPROMO shall provide all personnel required for the operations of New Company.  In principle, New Company shall be responsible for the payment of salaries and benefits (on a go forward basis) for such personnel and all other matters concerning their employment except that New Company is not liable for any liabilities for prior benefits earned by employees as noted in Article 8, B, 2 above.

Article 30.	Training

Each party hereto shall provide the appropriate training to the employees for New Company’s operation at SPAR and its own site.  The said training shall be made upon New Company’s request and any necessary expenses for the training shall be borne by New Company, except as otherwise provided in License Agreement.

Article 31.	Non-Competition

During the term of this Agreement and for two (2) years from the Termination Date (as defined in Article 35 below) of this Agreement, neither SPAR its subsidiaries and affiliates nor TODOPROMO its shareholders, officers, subsidiaries and affiliates shall without the prior consent of the other, engage in, whether directly or indirectly, Merchandising and Demonstration Services (as defined in the License Agreement) in Territory or any other business then competitive with New Company in Territory.  However, in the event that SPAR enters into a contract with a customer that covers more than one country and the scope of such agreement includes services in Territory and New Company is prohibited from completing such contracts, then SPAR shall not be prohibited from entering into or performing such agreement, provided, however, that any gross income directly or indirectly received by SPAR in connection therewith shall account as if received by the New Company, so that TODOPROMO’s Shareholders may benefit from any profits arising therefrom to be distributed as a dividend, if proper.

CHAPTER VIII: AMENDMENT FOR PUBLIC OFFERING

Article 32.	Public Offering

Both parties acknowledge that the New Company may attempt to become a listed company or over-the-counter company on the Territory Stock Exchange or any other stock exchange or public market in Territory (Public Offering).  Both parties acknowledge that the number of issued shares, the number of shareholders, the paid-up capital and profit transaction with each party, the seconded employees of New Company will be reviewed and instructed for amendment by the relevant governmental or regulatory authorities in accordance with those bodies’ rules or guidelines for Public Offering.  If both parties agree to undertake a Public Offering pursuant to Article 13 above, both parties shall discuss and reasonably cooperate with each other to amend the Articles of Agreement and/or the License Agreement in order to complete the Public Offering of New Company.  Any changes to the License Agreement will be effective upon consummation of the Public Offering (but not before), and subject to the approval of the Boards of Directors of the New Company, TODOPROMO and SPAR.

CHAPTER IX: CONFIDENTIALITY

Article 33.	Confidential Information

TODOPROMO and SPAR shall keep secret and retain in strict confidence any and all confidential information and use it only for the purpose of this Agreement and shall not disclose it to a third party without the prior written consent of the other party unless the receiving party can demonstrate that such information: (i) has become public other than as a result of disclosure by the receiving party, (ii) was available to the receiving party prior to the disclosure by the disclosing party with the right to disclose, or (iii) has been independently acquired or developed by the receiving party.

CHAPTER X:  GENERAL PROVISIONS

Article 34.	Effective Date

This Agreement shall become effective at the time of execution hereof and continue until its Termination as defined in Article 35 below.

Article 35.	Termination

A.      If either party transfers its shares in the New Company to the other party hereto in accordance with Article 24 above, this Agreement shall terminate.  If either party transfers its shares in the New Company to another party, unless expressly agreed by the non-transferring party in writing, this Agreement shall be assigned to and binding upon such third party, provided that the assigning party shall remain liable for all legal acts with respect to this Agreement or the New Company occurred before the Effective Date of such assignment.

B.      Either party not in breach of this Agreement may terminate this Agreement by written notice to the other party if any breach shall not have been corrected by the other party in breach within sixty (60) days after written notice is given by such party not in breach complaining of such breach.

C.      Either party may terminate this Agreement by giving notice in the event of one or more of the following:

1.	Appointment of a trustee or receiver for all or any part of the assets of the other party;

2.	Insolvency or bankruptcy of the other party;

3.	Assignment of the other party for the benefit of creditor;

4.	Attachment of the assets of the other party;

5.	Expropriation of the business or assets of the other party; and

6.	Dissolution or liquidation of the other party.

If either party is involved in any of the events enumerated in (1) through (6) above, it shall immediately notify the other party of the occurrence of such event.

D.      In case of the termination of this Agreement pursuant to Article 35, B or Article 35, C, the party terminating in accordance with this Agreement shall have an option to purchase the shares of the other party at the book value to be decided by an internationally recognized accounting firm that is not the principal accounting firm of either party, if either party so requests, or to have the New Company dissolved.

E.      Upon termination of this Agreement or SPAR’s ceasing to hold at least 51% of the shares in New Company, the License Agreement shall terminate immediately if still in effect, unless otherwise agreed by the parties.

Article 36.	Force Majeure

Neither party shall be liable to the other party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotages, explosions, or other similar contingencies beyond the reasonable control of the respective parties.

Article 37.	Notices

All notices, reports and other communications given or made in accordance with or in connection with this Agreement shall be made in writing and may be given either by (i) personal delivery, (ii) overnight delivery or (iii) registered air mail, if properly posted, with postage fully prepaid, in an envelope properly addressed to the respective parties at the address set forth below or to such changed address as may be given by either party to the other by such written notice.  Any notice, etc by personal delivery or overnight delivery or facsimile transmission shall be deemed to have been given (7) days after the dispatch.  In any event, if any notice, etc. is received other than the regular business hours of the recipient, it shall be deemed to have been given as of the following business day of the recipient.

To:           TODOPROMO     Todo Promo

                                               Miguel Noreña 39, San Jose Insurgentes, Mexico 03900

SPAR                      SPAR International Ltd, ATT Gary Raymond, CEO

 560 White Plains Road, Tarrytown, NY 10591, USA

Article 38.	Assignment

This Agreement and the rights and obligations hereunder are personal to the parties hereto, and shall not be assigned by either of the parties to any third.

Article 39.	Arbitration

All dispute, controversies, or differences which may arise between the parties hereto, out of or in relation to or in connections with this Agreement, shall be finally settled by arbitration in accordance with the Rules of Arbitration of the Arbitration Center of Mexico (CAM) by one or more arbitrators appointed in accordance with said Rules, if initiated by SPAR; or in accordance with the International Arbitration Rules of the American Arbitration Association (AAA) by one or more arbitrators appointed in accordance with said Rules, if initiated by TODOPROMO.  The arbitration shall be final and legally binding upon both parties.

Article 40.	Implementation

The Shareholders hereby agree, for themselves, their successors, heirs and legal representatives, to vote at Shareholders’ meetings, and to cause the Directors they nominate to vote at Board meetings and to carry out their duties, to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, to take such other actions and to cause the Articles of Incorporation of New Company, New Company work rules and other rules and Commercial registry and any other document to be amended or adopted as may be reasonably required to effect the provisions and intent of this Agreement and the transactions contemplated hereby.

Article 41.	Governing Law

This Agreement and all questions arising out of or under this Agreement shall be governed by and interpreted in accordance with the laws of Territory.

Article 42.	Waiver

Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

Article 43.	Entire Agreement

This Agreement constitutes the entire and only agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any other commitments, agreements or understandings, written or verbal, that the parties hereto may have had.  No modification, change and amendment of this Agreement shall be binding upon the parties hereto except by mutual express consent in writing of subsequent date signed by authorized officer or representative of each of the parties hereto.

Article 44.	Headings

The headings of articles and paragraphs used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective articles and paragraphs of this Agreement.

Article 45.	Language

This Agreement has been executed in the English and Spanish.  If there is any discrepancy or inconsistency between the English and the Spanish versions, the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in two (2) copies by their respective duly authorized officer or representative as of the day first above written.

TODOPROMO

/s/ TODOPROMO, S.A. DE C.V.

TODOPROMO, S.A. DE C.V.,

Represented by Mr. Juan Francisco Medina Domenzain

/s/ SEPEME, S.A. DE C.V.

SEPEME, S.A. DE C.V.

Represented by Mr. Julio César Hernández Vanegas

/s/ TOP PROMOSERVICIOS, S.A. DE C.V.

TOP PROMOSERVICIOS, S.A. DE C.V.,

Represented by Mr. Juan Francisco Medina Domenzain

/s/CONAPAD, S.A. DE C.V.

CONAPAD, S.A. DE C.V.,

Represented by Mr. Julio César Hernández Vanegas

/s/ Mr. Juan Francisco Medina Domenzain

Mr. Juan Francisco Medina Domenzain

On his own behalf

/s/ Mr. Juan Francisco Medina Staines

Mr. Juan Francisco Medina Staines

On his own behalf

/s/ Mr. Jorge Carlos Medina Staines

Mr. Jorge Carlos Medina Staines

On his own behalf

/s/ Mr. Julio César Hernández Vanegas

Mr. Julio César Hernández Vanegas

On his own behalf

Spar Group International, Inc.

Signature:	/s/ James Richard Segreto

Name:	James Richard Segreto

Title:	CFO and Secretary

Exhibit A

Articles of Incorporation

Exhibit B

Software License Agreement

Exhibit C

List of Client Contracts & Transition Plan

Exhibit D

List of Employees Transferring to New Company

Exhibit E

List of Executives